News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation
Appoints Karen T. Boyd Senior Vice President and Treasurer

MOULTRIE, GA, August 29, 2017 -- Southwest Georgia Financial Corporation (NYSE American: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors has appointed Karen T. Boyd Senior Vice President and Treasurer of Southwest Georgia Financial Corporation and its subsidiary, Southwest Georgia Bank, effective immediately.

Mr. DeWitt Drew, President and CEO of Southwest Georgia Financial, commented, “Karen has long been a key member of our management team at the bank. She has performed admirably in her role as Controller and will continue to be a key contributor to the success of our Company as Treasurer.”

Ms. Boyd previously held the position of Senior Vice President and Controller of Southwest Georgia Bank, the subsidiary of Southwest Georgia Financial, since 2014. She has been employed with the Company since 2003 serving in numerous roles within the Company’s Financial Management Division.

Karen graduated from Valdosta State University cum laude in 2001 with a Bachelor’s Degree in Business Administration majoring in Accounting. She also graduated from Liberty University in 2011 with a Master of Science majoring in Accounting. She is a lifetime member of the Beta Gamma Sigma honor society. Karen has continued her education in the banking field graduating with honors from the Georgia Bankers Association School of Banking at the University of Georgia, graduating from the Graduate School of Banking at the University of Colorado, and most recently receiving an Asset Liability Management certification. She is active in her community as she served on the executive board of the Serenity House for several years and has been a mentor in the YMCA Mentoring Program.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $470 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Worth County and Lowndes County, and a loan production office located in Tift County. In addition to conventional banking services, the bank provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at: www.sgfc.com.

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